Exhibit 99.1
FOR IMMEDIATE RELEASE
MEDIA CONTACT: LAURA SOLL, PUBLIC RELATIONS (860) 688-4499 or (860) 833-4466 cell
Rockville Financial, Inc. Announces Year-End Results for 2006
Rockville, Conn., February 20, 2007 — Rockville Financial, Inc. (the “Company”) (NASDAQ Global Select Market “RCKB”), the parent of Rockville Bank, today reported financial results for the 12 months ended December 31, 2006.
•	For the year ended December 31, 2006, the Company reported net income of $6,641,000 or $0.35 per diluted share, compared to $3,426,000 for the year ended December 31, 2005. The Company reported net income of $1,669,000 or $0.09 per diluted share for the period from May 20, 2005 to December 31, 2005. The short reporting period for 2005, for income per share data, relates to the Company’s initial stock issuance effective May 20, 2005 and the Company having no outstanding shares prior to that date.

•	Net interest income was $36.3 million for the year ended December 31, 2006, an increase of $4.2 million or 13.1 percent, as compared to the year ended December 31, 2005. This increase is due to growth in interest income of $15.3 million, which was partially offset by growth in interest expense of $11.1 million.

•	The provision for loan losses was $1.7 million for the year ended December 31, 2006, a reduction of $1 million or 37.7 percent, from the year ended December 31, 2005.

•	Non-interest expenses for the year ended December 31, 2006 were $845,000 higher than the prior year. This increase was primarily due to stock incentive plan expenses of $2.7 million related to awards made in December 2006, higher salaries and benefits of $712,000, excluding the stock incentive plan expenses, and other various non-interest expenses of $1.3 million. In the 2005 period, the Company incurred a $3.9 million expense related to its contribution to Rockville Bank Community Foundation, Inc.

•	Assets totaled $1.23 billion at December 31, 2006, an increase of $176.8 million or 16.7 percent, as compared to the prior year-end amount of $1.06 billion.

•	Net loans increased $173.7 million to $1.03 billion at December 31, 2006, a 20.2 percent increase, as compared to December 31, 2005.

•	Total deposits increased $123.1 million to $884.5 million at December 31, 2006, a 16.2 percent increase, as compared to December 31, 2005.

•	The allowance for loan losses was $9.8 million, or 0.94 percent of the total loans, at December 31, 2006, as compared to $8.7 million or 1.0 percent of the total loans at December 31, 2005.
     On February 14, 2007, the Company’s Board of Directors approved its third cash dividend since becoming a public company in the Spring of 2005. The dividend, in the amount of $0.04 per share, will be payable on March 5, 2007 to shareholders of record as of the close of business on February 26, 2007.
     Rockville Bank is an 18-branch community bank serving Tolland and Hartford counties, providing a convenient banking lifestyle for Coventry, East Hartford, East Windsor, Ellington, Enfield, Glastonbury, Manchester, Rockville, Somers, South Glastonbury, South Windsor, Suffield, Vernon and seven days a week in Tolland, with four supermarket locations open seven days a week. Two new full-service branches — one in Enfield and the other in East Windsor — are expected to open in 2007. For more information about Rockville Bank’s services and products, call (860) 291-3600 or visit www.rockvillebank.com
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This press release may contain statements or comments that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of the management of the Company and are subject to significant risks and uncertainties. These risks and uncertainties could cause the Company’s results to differ materially from those set forth in such forward-looking statements. Such risks and uncertainties are described herein and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the U.S. Securities and Exchange Commission (“SEC”) and available at the SEC’s Internet site (www.sec.gov), to which reference is hereby made.
Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “estimates,” “targeted” and similar expressions, and future or conditional verbs, such as “will,” “would,” “should,” “could” or “may,” are intended to identify forward-looking statements but are not the only means to identify these statements. Forward-looking statements involve risks and uncertainties. Actual conditions, events or results may differ materially from those contemplated by a forward-looking statement. Any forward-looking statements made by or on behalf of the Company in this press release speak only as of the date of this press release. The Company does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made. The reader should, however, consult any further disclosures of a forward-looking nature the Company may make in future filings.
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